GAP INSTRUMENT CORPORATION


Item 5 - Other Events


As reported in the 1994 and 1995 Form 10K GAP Instrument Corp. is fully aware that its military business over the next decade will continue to decline. GAP Instrument Corp has found appropriate areas of diversification to convert from a military manufacturing market. GAP Instrument Corp has entered the tele communications market as a Value Added Network connecting Federal contractors to the Department of Defense and Federal Agencies.

The United States Government has been in the process of changing from a paper based system to an electronic system since 1985. This culminated in an executive memo (Federal Register Vol.58 #207) and by legislation, the Federal
Acquisition Streamlining Act of 1994 (Public Law 103-355). These two documents set the ground rules for the Federal conversion to Electronic Data
Interchange (EDI). The only means of communicating with the Government is via a licensed and certified Value Added Network. GAP Instrument Corp is one of the 26 licensed and certified Value Added Networks. Procurement is the first area that the Government is converting to EDI. Future plans include tax reporting, court reporting, SEC filings, real estate appraisals, and many other transactions.

We estimate that there are approximately 1,500,000 entities that must contract with a VAN for purposes of Government procurement. In addition the major prime contractors must have an EDI connection to all of their subcontractors. We estimate that consideration of subcontractors would bring the total procurement market to 6,000,000 users. Prior to the entry of the Federal EDI system there were approximately 60,000 users of EDI. We expect market growth to be similar to the rapid growth of the microcomputer industry experienced in the 1980s. The Government plans to bring up the working infrastructure before September 1996. The number of contractors required to be on line will increase rapidly throughout FY97 which starts October 1, 1996. We feel that, due to the complicated certification process coupled with the short period of time to develop market share, there will be very few if any new entrants to the VAN pool.

GAP Instrument Corp has developed a computer system designed to deal specifically with the Federal EDI system. The GAP adVANtage is a hub which manages the traffic between the Federal Government and its Trading Partners. GAP xpEDIter provides a Graphical User Interface which enables the Trading Partners to read and compose all of the documents used by the Federal Government. By using the Internet as the backbone for communications
GAP Instrument Corp provides the VAN service at a fraction of the cost of the traditional commercial VANs.

GAP Instrument Corp has been in negotiations ,to provide EDI services, with several major US Telecommunications companies who have realized that they do not have time to become certified within the time window to achieve market share. Negotiations have not resulted in any contracts to date.


GAP INSTRUMENT CORPORATION



If , as an example, GAP Instrument Corp gains a market share of only 250,000 of those 6,000,000 Trading Partners, a $500,000,000 revenue would be achieved.

However, there is no assurance that the Company will obtain such market share, but even if it does, there is no assurance that it will impact favorably the company's profitability.




                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAP INSTRUMENT CORP
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REGISTRANT

Date: August 14, 1996

/s/ James Edwardson
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By //James Edwardson, CEO